Exhibit 99.1

FOR IMMEDIATE RELEASE

SONIC AUTOMOTIVE, INC. DECLARES QUARTERLY DIVIDEND

CHARLOTTE, NC (July 29, 2003) – Sonic Automotive, Inc. (NYSE:SAH) today announced that its Board of Directors has approved a quarterly cash dividend program beginning with a dividend of $0.10 per share for shareholders of record on September 15, 2003. The dividend will be payable October 15, 2003.

O. Bruton Smith, the Company’s Chairman and Chief Executive Officer stated, “Sonic Automotive has a history of returning capital to shareholders through share repurchases. The Company intends to reallocate to dividends a portion of the capital previously allocated to share repurchases. Dividends will provide current income and, under recently enacted tax law changes, a tax efficient return of capital to shareholders.”

In commenting on the Company’s growth strategy, Mr. Smith stated, “For the three year period of 2000 to 2002, the Company has averaged over $33 million per year in share repurchases, representing amounts equal to approximately 39% of net income earned by the Company during this three year period. During the same period, the Company continued execution of its acquisition growth strategies. Earnings per share grew from $1.27 per share in the year ended December 31, 1999 to $2.47 per share in the year ended December 31, 2002. The Company’s strong cash flows from operating activities, combined with amounts available from our revolving credit facility and cash on hand, should adequately fund both our acquisition strategy and our dividend program.”

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 188 franchises and 42 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated cash dividends to shareholders, share repurchase activity, cash flows from operating activities, and acquisition activity. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. The Company does not undertake any obligation to update forward-looking information.

Contact:	E. Lee Wyatt, Chief Financial Officer (704) 566-2415
J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc. (888) 766-4218.
Bill Steers, Media Relations of Sonic Automotive, Inc. (888) 766-4219.